UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                  Washington, DC 20549


                                      SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                   (Amendment No. 10)


                                  Poore Brothers, Inc.
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                                    (Name of Issuer)

                                      Common Stock
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                             (Title of Class of Securities)

                                       732813100
                               --------------------------
                                     (CUSIP Number)





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                                       13G
CUSIP No.  732813100
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1. NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.


        Renaissance US Growth Investment Trust PLC                        None
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) [ ]
    (b) [ ]
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION
        England
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
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5.  SOLE VOTING POWER
       802,924 shares
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6.  SHARED VOTING POWER
       None
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7.  SOLE DISPOSITIVE POWER
       802,924 shares
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8.  SHARED DISPOSITIVE POWER
       None
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       802,924 shares
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       Not applicable
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       4.3%
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12. TYPE OF REPORTING PERSON
       IV
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ITEM 1.
        (a) Name of Issuer.
            Poore Brothers, Inc. ("Company")

        (b) Address of Issuer's principal Executive Offices
            3500 South La Cometa Drive
            Goodyear, AZ   85338

ITEM 2.

        (a) Name of Person Filing
            Renaissance US Growth Investment Trust PLC ("Filer")

        (b) Address of principal Business Office or, if none, Residence
            c/o Renaissance Capital Group, Inc., Investment Manager
            8080 North Central Expwy., Suite 210, LB 59 Dallas, TX 75206-1857

        (c) Citizenship
            England

        (d) Title of Class of Securities
            Common Stock

        (e) CUSIP Number
            732813100

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a) ______    Broker or Dealer registered under Section 15 of the Act

        (b) ______    Bank as defined in section 3(a)(6) of the Act

        (c) ______    Insurance Company as defined in section 3(a)(19) of
                      the Act

        (d) ______    Investment  Company  registered  under  section  8 of  the
                      Investment Company Act

        (e) ______    Investment  Adviser registered  under  section  203 of the
                      Investment Advisers Act of 1940

        (f) ______    Employee Benefit Plan, Pension Fund which is
                      subject to the provisions of the Employee Retirement
                      Income Security Act of 1974 or Endowment Fund; see section
                      240.13d-1(b)(1)(ii)(F)

        (g) ______    Parent Holding Company, in accordance with section
                      240.13d-1(b)(ii)(G)(Note: See Item 7)



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        (h) ______    Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4. Ownership.

        (a) Amount Beneficially Owned: 802,924

        (b) Percent of Class 4.3%

        (c) Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote:
                   802,924 shares
           (ii)    shared power to vote or to direct the vote:
                   None
           (iii)   sole power to dispose or to direct the disposition of:
                   802,924 shares
           (iv)    shared power to dispose or to direct the disposition of:
                   None

ITEM 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

        Not applicable.

ITEM 8. Identification and Classification of Members of the Group.

        Not applicable.

ITEM 9. Notice of Dissolution of Group.

        Not applicable.

ITEM 10.Certification.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                           SIGNATURE
        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:   February 14, 2005


                        Renaissance US Growth Investment Trust PLC

                        /s/ Russell Cleveland
                        -------------------------------------------
                           Russell Cleveland, Director



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